Exhibit 3.9

OPERATING AGREEMENT

OF

8200 UNIT DRIVE, L.L.C.

(an Oklahoma Limited Liability Company)

Article 14. General Provisions	12
Section 14.1 Entire Agreement	12
Section 14.2 Counterparts	12
Section 14.3 Choice of Law	12
Section 14.4 Binding Effect	12
Section 14.5 Waiver	12
Section 14.6 Severability	12
Section 14.7 Notices	12

OPERATING AGREEMENT

OF

8200 UNIT DRIVE, L.L.C.

This Operating Agreement is made and entered into as of the 10th day of February, 2016, by Unit Corporation.

RECITALS

On the 10th day of February, 2016, a limited liability company was formed under the provisions of the Oklahoma Limited Liability Company Act when the Articles of Organization of 8200 Unit Drive, L.L.C. was filed with the Secretary of State of the State of Oklahoma.

The Company (as defined below) was formed for the purpose of engaging in any lawful activity for which a limited liability company may be organized under the Oklahoma Limited Liability Company Act.

Unit Corporation, as the sole Member of the Company, now desires to adopt this Operating Agreement for the Company.

Article 1.

Certain Definitions and References

Section 1.1 Certain Defined Terms. For purposes of this Agreement, the following terms will have the following meanings:

“Act” means the Oklahoma Limited Liability Company Act, as amended from time to time, and any successor statute.

“Agreement” means this Operating Agreement, as it may be amended or supplemented from time to time.

“Articles of Organization” means the Articles of Organization of the Company filed in accordance with the Act with the Secretary of State of the State of Oklahoma, as they may be amended and restated from time to time.

“Capital Contribution” means the total amount of cash and the fair market value (net of liabilities assumed by the Company) of any other assets contributed to the Company by a Member.

“Company” means 8200 Unit Drive, L.L.C., the limited liability company formed by the filing of the Articles of Organization, as amended, with the Secretary of State of the State of Oklahoma.

“Liquidating Trustee” has the meaning set forth in Section 9.2.

“Managers” has the meaning set forth in Section 5.1

“Member(s)” means Unit Corporation and all other persons who are issued Units in compliance with the provisions of this Agreement, but will exclude any person after that person ceases to own any Units.

“Person” (whether or not capitalized) means a natural person, corporation, partnership, limited partnership, limited liability company, trust, estate, association, governmental unit or other entity.

“Transfer” means any direct or indirect offer, transfer, donation, sale, assignment, pledge, hypothecation or other disposal of all or any portion of a Unit. “Transferring” and “Transferred” will have correlative meanings. “Transferee” will mean the recipient of a Transfer.

“Unit” means a unit of interest representing an ownership interest in the Company.

“Unit Majority” means the holders of more than 50 percent of the outstanding Units.

“Unit Supermajority” means the holders of more than 75 percent of the outstanding Units.

Section 1.2 References and Titles; Interpretation. Unless expressly provided otherwise, references in this Agreement to Articles, Sections, subsections, Schedules, and Exhibits refer to corresponding Articles, Sections, subsections, Schedules, and Exhibits of or to this Agreement. Schedules and Exhibits referred to in this Agreement are incorporated in this Agreement by reference. Titles appearing at the beginning of any of such Section are for convenience only, will not constitute part of any such subdivision. The words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited. Words in the singular form will be construed to include the plural and vice versa, unless the context otherwise requires. Whenever the context requires, the gender of all words used in this Agreement will include the masculine, feminine and neuter. The word “or” is not exclusive, and the word “including” (in its various forms) means including without limitation.

Article 2.

Adoption of Organizational Documents; Priority of Authorities; Purpose

Section 2.1 Operating Agreement Adoption. This Agreement is adopted by the sole Member to govern the internal business and affairs of the Company and to establish the rights and obligations of the Member(s) with respect to the Company.

Section 2.2 Priority of Authorities. The provisions of this Agreement will be controlling except to the extent the provisions vary the rights, privileges, duties and obligations imposed under the Articles of Organization or the Act, in which case the provisions of the Articles of Organization or the Act will control.

Section 2.3 Purpose. The Company is formed for purpose of engaging in any lawful act or activity for which limited liability companies may be formed under the Act.

Article 3.

Offices; Registered Agent

Section 3.1 Offices. The Company’s registered office in the State of Oklahoma will be as stated in the Articles of Organization until changed in accordance with the Act. The Company will continuously maintain a registered office in the State of Oklahoma and may also have such other offices and places of business, within or outside the State of Oklahoma, as the business of the Company may require.

Section 3.2 Registered Agent. The name and address of the Company’s registered agent in the State of Oklahoma will be as stated in the Articles of Organization until changed in accordance with the Act.

Article 4.

Members

Section 4.1 Limitation of Liability. Despite anything else in this Agreement, except as otherwise expressly agreed in writing, a Member will not be personally liable for any debts, liabilities, or obligations of the Company or any of the other Members, whether to the Company, to any affiliate of the Company, to any of the other Members, or to creditors of the Company. For purposes of this Section 4.1, the term “affiliate” has the meaning given to it in Rule 12b 2 under the Securities Exchange Act of 1934, as amended.

Section 4.2 Restrictions on Powers. A Member may not take any action which would change the status of the Company as a partnership for federal and state income tax purposes unless approved by a Unit Supermajority.

Section 4.3 No Withdrawal, Resignation or Return of Capital Contribution. Except as otherwise provided in this Agreement, without the written consent of all Members, a Member may not (i) voluntarily resign from the Company or (ii) withdrawal or return of any part of its capital contributions to the Company.

Section 4.4 Removal. A Member may be involuntarily removed from the Company for:

a.	any breach of loyalty to the Company or the other Members;

b.	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or

c.	any transaction from which the Member derives an improper personal benefit.

Section 4.5 Places of Meetings. Meetings of the Members may be held anywhere, within or outside of the State of Oklahoma, as may be determined from time to time by the person(s) calling the meeting.

Section 4.6 Meetings; Notices. Meetings of the Members may be called by a Manager or a Member or Members owning at least 15 percent of the outstanding Units. Notice of the meeting will be given to each Member at least 48 hours (in the case of notice by telephone, by facsimile, by electronic mail or in person) or 10 days (in the case of notice by mail) before the time at which the meeting is to be held. Each notice will state the time and place that the meeting is to be held. No notice of the objects or purposes of any meeting of the Members must be given, and, unless otherwise indicated in the notice, any and all business may be transacted at the meeting.

Section 4.7 Manner of Voting. Voting on all matters at any meeting of the Members will be by voice vote unless a Unit Majority, present at the meeting in person or by proxy, elects to vote otherwise.

Section 4.8 Quorum and Voting. A Unit Majority, present in person or by proxy, at any meeting of the Members, will constitute a quorum. When a quorum is present, the vote of Members owning at least a majority of the aggregate Units owned by all Members who are present at the meeting in person or by proxy, will decide any election or question brought before the meeting, unless the a different vote is required under express provision of the Act, the Articles of Organization, or this Agreement. On all matters on which a Member is entitled to vote, a Member will have a vote equal to the number of Units owned by that Member. If a quorum is not obtained at any meeting of the Members, the Members present at the meeting may adjourn the meeting until a quorum will be present without notice other than announcement at the meeting; provided, however, that, if the date of any adjourned meeting is more than 30 days after the date for which the meeting was originally noticed, then written notice of the place, date, and hour of the adjourned meeting will be given as provided in this Agreement. If the original notice of the meeting contained a description of the purpose(s) of the meeting, then the business transacted at any adjourned meeting at which a quorum is present will be limited to that purpose(s).

Section 4.9 Proxies. At any meeting of the Members, a Member may vote by proxy signed in writing by the Member or by the Member’s duly authorized officer or representative. The proxy will be filed with the secretary of the meeting before or at the time of the meeting. Unless otherwise provided in the notice, a proxy will not be valid more than three years after the date it is signed.

Section 4.10 Waiver of Notice. A Member’s attendance at any meeting of the Members will for all purposes constitute waiver of notice unless the Member (i) attends the meeting for the sole purpose of objecting to the transaction of any business at the meeting because the meeting is not lawfully called or convened and (ii) so objects at the beginning of the meeting and does not otherwise participate in the meeting.

Section 4.11 Chairman of Meeting. At every meeting of the Members, the Members will choose a chairman to preside over the meeting. The chairman will appoint a person to act as secretary of the meeting.

Section 4.12 Consent in Lieu of Meeting. Any action which is required to or may be taken at any meeting of the Members may be taken without a meeting, without prior notice and without a vote, if a consent in writing, setting forth the action taken, is signed by Members owning at least a Unit Majority. The secretary of the meeting will give notice of any action taken to those Members who did not consent to the action in writing.

Section 4.13 Participation by Means of Communication Equipment. Members may participate in meetings by teleconference or similar communications equipment that enables all Members participating in the meeting to hear and be heard by each other. Participation will constitute presence in person at the meeting.

Section 4.14 Registered Members. The Company will may treat the person in whose name any Unit is registered on the books of the Company as the owner thereof, and will not be bound to recognize any equitable or other claim or interest in that Unit on the part of any other person, unless the Unit has been Transferred as permitted by this Agreement, and the Company has been notified of the Unit’s Transfer.

Section 4.15 Determination of Members of Record for Voting at Meetings. In order to determine the Members entitled to receive notice of or to vote at meetings of Members, the Managers may fix a record date, which will not precede the date on which the resolution fixing the record date is adopted by the Managers, and which will be not more than 60 nor less than 10 days before the date of the meeting. If a record date is not fixed by the Managers, the record date for determining Members entitled to notice of or to vote at meetings of Members will be at the close of business on the day next preceding the day on which notice of the meeting is given, or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of Members of record entitled to notice of or to vote at a meeting of Members will apply to any adjournment of the meeting; provided, however, that the Managers may fix a new record date for the adjourned meeting.

Section 4.16 Determination of Members of Record for Distributions. In order to determine the Members entitled to receive payment of any distribution or allotment of any rights or the Members entitled to exercise any rights with respect to any change, conversion, or exchange of Units, or for the purpose of any other lawful action, the Managers may fix a record date, which record date will not precede the date on which the resolution fixing the record date is adopted, and which will not be more than 60 days before the action. If no record date is fixed, the record date for determining Members for the purposes described in this Section 4.16 will be at the close of business on the day on which the Managers adopt the resolution relating thereto.

Section 4.17 Determination of Members of Record for Written Consent. In order to determine the Members entitled to consent to Company action in writing without a meeting, the Managers may fix a record date, which record date will not precede the date on which the resolution fixing the record date is adopted by the Managers, and which will not be more than 10 days after the date on which the resolution fixing the record date is adopted by the Managers. If no record date has been fixed by the Managers, the record date for determining Members entitled to consent to Company action in writing without a meeting will be the date on which the signed written consent is delivered to the Company. Delivery made to the Company’s principal place of business will be by hand or by certified mail, return receipt requested.

Article 5.

Managers

Section 5.1 Managers. The management of the Company will be vested in one or more Managers (the “Managers”). A Manager does not have to be a Member; provided, however, that if a Manager is also a Member, the rights of the Manager as a Member may not be altered on account thereof. Larry D. Pinkston and Mark E. Schell are hereby designated as the initial Managers.

Section 5.2 Duties and Authority. The Managers will be responsible for the general overall supervision of the business and affairs of the Company. Except as otherwise provided in this Agreement, each Manager, on behalf of the Company, may individually (and without the consent or approval of any of the other Managers) perform all acts necessary, convenient, or incidental to the furtherance of the Company’s purposes as stated in subsection 2.3 of this Agreement. Any person dealing with the Company may rely on the act, deed, or signature of a Manager as being the act of the Company, and no person will be obligated to inquire into or otherwise determine whether the act of the Manager has been duly authorized.

Section 5.3 Place of Meetings. The Managers may hold meetings, both regular and special, either within or outside the State of Oklahoma.

Section 5.4 Regular Meetings. Regular meetings of the Managers may be held without notice at such time and place as determined by the Managers. The Managers may conduct any business that is properly brought at the meeting.

Section 5.5 Special Meetings. Special meetings of the Managers may be held whenever called by a Member, a Manager, or the President. Notice of a special meeting will be given by the Secretary at least 48 hours (in the case of notice by telephone, by facsimile, by electronic mail or in person) or 10 days (in the case of notice by mail) before the time at which the meeting is to be held. Each notice will state the time and place that the meeting is to be held. No notice of the purpose(s) of a meeting of the Managers must be given, and, unless otherwise indicated in the notice, any and all business may be transacted at the meeting.

Section 5.6 Consent in Lieu of Meeting. Any action required or permitted to be taken at any meeting of the Managers may be taken without a meeting if a written consent to the action is signed by a Manager and the consent is filed with the minutes of proceedings of the Managers.

Section 5.7 Term of Office; Removal; Replacement. A Manager will hold office until the Manager’s removal, death, incapacity, or resignation. A Manager may be removed, with or without cause, by a Unit Majority. On removal, a replacement Manager may be elected by a Unit Majority.

Section 5.8 Resignation. A Manager may resign by giving written notice to the Members. The resignation will be effective at the prospective time specified in the notice or, if no time is stated, on receipt of the notice.

Article 6.

Officers

Section 6.1 Number and Appointment. The officers of the Company will consist of a “President,” a “Treasurer,” a “Secretary,” and other offices as the Managers may choose, including “Vice Presidents,” (any of whom may be designated as Senior or Executive Vice President), “Assistant Secretaries,” and “Assistant Treasurers” (collectively, the “officers”). The Managers will elect the officers and may classify the officers by their specific function. An individual may hold more than one office.

Section 6.2 Term of Office; Vacancies. The officers of the Company will hold office until their successors are duly elected or chosen and qualify or until their earlier death, removal (in accordance with Section 6.11), or resignation. Any vacancy occurring in any office of the Company may be filled by the Managers.

Section 6.3 President. The President will be the chief executive officer of the Company and will have general and active management of the business of the Company and will see that all orders and resolutions of the Managers and the Members are carried into effect. The President may sign deeds, bonds, mortgages and other contracts on behalf of the Company, except as otherwise required by law or expressly delegated by the Managers or the Members. The President may open bank accounts in the name of the Company and designate the signatories therefor.

Section 6.4 Treasurer. The Treasurer will report to the President and will be principally responsible for the Company’s financial matters and, in the absence or disability of the President, will perform the duties and exercise the powers of the President. The Treasurer will perform other duties and have other powers as may be prescribed by the Members, Managers, or President. The Treasurer will have custody of the Company’s funds and securities and will keep full and accurate accounts of receipts and disbursements in books belonging to the Company and will deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated by the Managers. The Treasurer will further disburse the funds of the Company as may be ordered by the Managers, taking proper vouchers for such disbursements, and will render to the President and the Managers, when the Managers so requires, an account of all transactions performed by the Treasurer and of the financial condition of the Company.

Section 6.5 Vice President. Each Vice President, if any, will report to the President and will perform the duties and have the powers as may be prescribed by the Members, Managers, or President.

Section 6.6 Secretary. The Secretary will report to the President and will attend all meetings of the Managers and the Members and record all the proceedings of the meetings. The Secretary will maintain records of the ownership of Units, which records will include the names and addresses of all Members and the Units held by each Member. The Secretary will give, or cause to be given, if required, notice of all meetings of the Managers and the Members, and will perform such other duties and have such other powers as may be prescribed by the Members, Managers, or President.

Section 6.7 Assistant Secretaries. The Assistant Secretaries, if any, will, in the absence or disability of the Secretary, perform the duties and exercise the powers of the Secretary and will perform such other duties and have such other powers as may be prescribed by the Members, Managers, or President.

Section 6.8 Assistant Treasurers. The Assistant Treasurers, if any, will, in the absence or disability of the Treasurer, perform the duties and exercise the powers of the Treasurer and will perform such other duties and have such other powers as may be prescribed by the Members, Managers, or President.

Section 6.9 Officers’ Bonds. No officer of the Company need provide a bond to guarantee the faithful discharge of his duties unless the Managers by resolution require a bond, in which event the officer will give the Company a bond (which will be renewed if and as required) in the sum and with the surety or sureties as is satisfactory to the Managers for the faithful performance of the duties of his office.

Section 6.10 Removal of Officer by the Managers. The Managers may remove any officer of the Company with or without cause. On removal, the Managers may elect a replacement officer to replace the removed officer.

Article 7.

Units

Section 7.1 Units. The total number of Units which the Company may issue is 1,000 Units.

Section 7.2 Issuance. If all of the Units which the Company is authorized by this Agreement to issue have not been issued, subscribed for, or otherwise committed to be issued, the Managers may issue or take subscriptions for additional Units up to the total number authorized in this Agreement; provided, however, that it will be a condition to the issuance of Units under this Section 7.2 that (a) each person to which the Units are to be issued agrees to be bound by the terms of this Agreement and (b) if the person is an entity, it discloses the identity of its controlling person(s) to the Company.

Section 7.3 Unit Certificates. Unless otherwise determined by the Managers, the ownership of Units will not be evidenced by certificates.

Article 8.

Capital Contributions

Section 8.1 Capital Contributions.

a.	The amount of the Capital Contribution of each Member is stated in Schedule “A” attached to this Agreement.

b.

No Member will be paid interest on the Capital Contributions, and, except as otherwise provided in this Agreement, no Member will have the right to withdraw or receive any return of the Capital Contributions. Under circumstances requiring a return of any Capital Contributions, no Member will have the right to receive property other than cash.

Section 8.2 Additional Capital Contributions. Members may make additional contributions to the capital of the Company, if an issuance of Units is approved by the Managers; provided, however, a Member may not be required to make additional contributions to the capital of the Company.

Section 8.3 Loans. Loans by a Member to the Company will not be considered Capital Contributions. No Member will be obligated to loan any money to the Company.

Article 9.

Dissolution of the Company

Section 9.1 Dissolution. The Company will have perpetual life and may only be dissolved on the consent of the Managers and a Unit Supermajority.

Section 9.2 Trustee. On dissolution of the Company, the Managers will appoint a person to act as “Liquidating Trustee.”

Section 9.3 Liquidation. The Liquidating Trustee will comply with all provisions of the Act with regard to dissolution of a limited liability company. Further, as soon as possible after dissolution of the Company becomes effective, the Liquidating Trustee will wind up the Company’s business and affairs, including:

a.

obtain and furnish an accounting with respect to all Company accounts and with respect to the Company’s assets and liabilities and its operations from the date of the last financial statements of the Company to the date of its liquidation;

b.	to the extent the Liquidating Trustee deems appropriate, sell all material, equipment, and real and personal property of the Company;

c.	pay, from Company funds:

i.	all of the Company’s debts, liabilities and obligations to its creditors (including Members who may also be creditors); and

ii.	all expenses incurred in connection with the dissolution and liquidation of the Company and distribution of its assets; and

d.

distribute the cash remaining after performing items (a), (b), and (c) to the Members, subject to any liens, encumbrances, restrictions, contracts, obligations, commitments or undertakings that existed on any asset at the time of its liquidation.

Article 10.

Reports; Books; Records

Section 10.1 Reports. The Managers will furnish copies of the financial information and other reports regarding the Company to the Members as the Managers from time to time deem appropriate. The Managers will also furnish to the Members and known Transferees of Units all information necessary for inclusion in the income tax returns of the Members and known Transferees of Units within 90 days after the end of each calendar year or as soon thereafter as practicable.

Section 10.2 Books and Records. The books and records of the Company will be kept at the principal office of the Company or at any other place or places, within or outside the State of Oklahoma, that the Managers desire. The books and records will include (a) a list of the full name and last-known mailing address of each current and past Member; (b) copies of records that would enable a Member to determine the relative voting rights of the Members; (c) a copy of the Articles of Organization (together with any amendments thereto); (d) copies of the Company’s federal, state, and local income tax returns and financial statements, if any, for the three most recent years or, if such returns and statements were not prepared for any reason, copies of the information and statements provided to, or which should have been provided to, the Members to enable them to prepare their federal, state and local tax returns for such period; and (e) a copy of this Agreement, as amended.

Section 10.3 Rights of Inspection. Any Member, on written notice containing the purpose thereof, will have the right during normal business hours to examine the books and records of the Company, including minutes and financial statements.

Article 11.

Accounting and Tax Matters

Section 11.1 Accounting Method; Taxable Year. The accounting method of the Company will be determined by the Managers. The taxable year of the Company will be the calendar year.

Section 11.2 Other Elections. The Managers will have the right to make or not to make, in good faith, such other elections as are authorized or permitted by any law or regulation for income tax purposes.

Article 12.

Voting On Certain Matters; Amendments

Section 12.1 Certain Transactions. The approval of the Managers and a Unit Majority will be required for a merger, consolidation, or conversion of the Company with or into another entity or the sale of all or substantially all of the Company’s assets.

Section 12.2 Amendments. This Agreement and the Articles of Organization may be amended, restated, or repealed from time to time by a Unit Majority at any meeting of the Members, if notice of the amendment, restatement, or repeal was contained in the meeting notice and if the Managers consent thereto, or by written consent in lieu of a meeting as provided in Section 4.12 so long as the consent of the Managers is also obtained.

Article 13.

Indemnification

Section 13.1 Indemnification of Authorized Representatives in Third Party Proceedings. The Company will defend and indemnify any person who was or is an “authorized representative” of the Company (which for purposes of this Article 13 will mean any Manager, officer, employee, or agent of the Company) and who was or is a party or is threatened to be made a party to any “third party proceeding” (which for purposes of this Article 13 will mean any threatened, pending, or completed action, suit, proceeding, or arbitration, whether civil, criminal, administrative, or investigative, other than an action by or in the right of the Company) by reason of the fact that such person was or is acting as an authorized representative of the Company, provided that such person acted in good faith and in a manner reasonably believed by such person to be in the best interests of the Company. The termination of any third party proceeding by judgment, order, settlement, indictment, conviction, or on a plea of nolo contendere or its equivalent, will not of itself create a presumption that the authorized representative did not act in good faith and in a manner which such person reasonably believed to be in the best interests of the Company.

Section 13.2 Indemnification of Authorized Representatives in Company Proceedings. The Company will defend and indemnify any person who was or is an authorized representative of the Company and who was or is a party or is threatened to be made a party to any “company proceeding” (which for purposes of this Article 13 means any threatened, pending, or completed action or suit by or in the right of the Company to procure a judgment in its favor or any investigative proceeding by the Company), except to the extent that such person is adjudged to be liable to the Company.

Section 13.3 Determination of Entitlement to Indemnification. Determination that an authorized representative is due defense and indemnity under Section 13.1 or 13.2 will be made by the Managers.

Section 13.4 Burden of Proof. If a claim for indemnification by an authorized representative is denied by the Company, the Company will have the burden of proving that indemnification was not required in any subsequent legal proceeding.

Section 13.5 Effect of Amendment or Repeal. No amendment or repeal of any of the provisions of this Article 13 will apply to, or have any effect on, the liability or alleged liability of a person for acts or omissions occurring before the amendment or repeal.

Article 14.

General Provisions

Section 14.1 Entire Agreement. This Agreement embodies the entire understanding and agreement among the Members concerning the ownership and operation of the Company and supersedes any and all prior negotiations, understandings, or agreements regarding this Agreement.

Section 14.2 Counterparts. This Agreement may be signed in multiple counterpart copies, each of which will be considered an original and all of which taken together will constitute one and the same instrument.

Section 14.3 Choice of Law. This Agreement will be construed and interpreted according to the laws of the State of Oklahoma.

Section 14.4 Binding Effect. This Agreement will be binding on and will inure to the benefit of the Members and their respective successors and permitted assigns.

Section 14.5 Waiver. Whenever any notice is required to be given under the Act, the Articles of Organization, or this Agreement, a waiver thereof in writing, signed by the person or persons entitled to the notice, whether before or after the time stated therein, will be deemed equivalent to notice.

Section 14.6 Severability. Any term or provision of this Agreement that is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement. If any provision of this Agreement is so broad as to be unenforceable, that provision will be interpreted to be only as broad as to make it enforceable.

Section 14.7 Notices. All notices required or permitted to be given hereunder will be in writing and will be sent by personal delivery, facsimile, electronic mail, or United States mail, in each case addressed to the intended recipient as set forth below:

a.	If to the Company: the address of the principal office of the Company, or the facsimile number or electronic mail address of the Secretary.

b.	If to a Member: the physical or post office box address, facsimile number, or electronic mail address reflected in the books and records of the Company.

[signatures on the following page]

[signature page]

Member:
Unit Corporation

/s/ Mark E. Schell
By: Mark E. Schell
Its: Senior Vice President

Managers:

/s/ Larry D. Pinkston
Larry D. Pinkston

/s/ Mark E. Schell
Mark E. Schell

Schedule “A”

Capital Contributions

Member	Amount of Capital Contribution	Number of Units
Unit Corporation	$500.00	500